UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report — April 28, 2010

(Date of earliest event reported)

PENN NATIONAL GAMING, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	0-24206	23-2234473
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

825 Berkshire Blvd., Suite 200, Wyomissing, PA	19610
(Address of principal executive offices)	(Zip Code)

(610) 373-2400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 to Form 8-K):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 28, 2010, Penn National Gaming, Inc. (the “Company”) entered into a new employment agreement (the “Employment Agreement”) with Peter M. Carlino, the Company’s Chairman and Chief Executive Officer.  The Employment Agreement renews and supersedes Mr. Carlino’s previous employment agreement with the Company dated as of December 31, 2008 (the “Prior Agreement”) in its entirety.  The Employment Agreement provides for the continuing employment of Mr. Carlino as the Company’s Chairman and Chief Executive Office and preserves Mr. Carlino’s rights and entitlements under the Prior Agreement.

The terms and conditions contained in the Employment Agreement, and the rights and entitlements of Mr. Carlino thereunder, are consistent with those contained in the Prior Agreement with the exception of the following key changes:

•                  Base Salary.  The base salary provided in the Employment Agreement reflects Mr. Carlino’s current salary of $1,655,004 for 2010.

•                  Vacation.  Mr. Carlino is entitled to six weeks of paid vacation under the Employment Agreement compared to four weeks in the Prior Agreement.

•                  Termination for Good Reason — Severance Pay and Benefits.  A provision was added to the Employment Agreement extending the payment of severance and benefits in the event that Mr. Carlino resigns with “good reason.”  The definition of what constitutes “good reason” for purposes of Mr. Carlino’s ability to terminate the Employment Agreement “with good reason” includes the following: (a) assignment to Mr. Carlino of any duties inconsistent in any material respect with his position, authority, duties or responsibilities or otherwise inconsistent with his legal or fiduciary obligations; (b) any reduction in his compensation or substantial reduction in benefits taken as a whole; (c) following any change of control of the Company, any travel requirements materially greater than his travel requirements prior to such change of control; (d) any failure of Mr. Carlino to continue to serve as a member and Chairman of the Board of Directors, other than as a result of his voluntary resignation, refusal to stand for re-election or removal due to certain criminal convictions, a judicial determination of unsound mind or a determination of unsuitability by a regulatory body having jurisdiction over the Company; or (e) breach by the Company of any material term of the Employment Agreement or any other agreement between Mr. Carlino and the Company.

•                  Legal Fees.  A provision was added to the Employment Agreement requiring the Company to promptly reimburse Mr. Carlino for all reasonable legal fees and expenses incurred by him in good faith in connection with (a) the negotiation and drafting of the Employment Agreement and (b) the application and enforcement of the Employment Agreement.

The foregoing description of the key changes to the Employment Agreement is only a summary and is qualified in its entirety by the text of the Employment Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.  Additional information about the compensation and benefits provided to Mr. Carlino, including those set forth in the Employment Agreement, is also included in the Company’s Proxy Statement for the 2010 Annual Meeting of Shareholders filed with the Securities and Exchange Commission on April 30, 2010.

Item 9.01               Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

10.1	Employment Agreement entered into on April 28, 2010 by and between the Company and Peter M. Carlino.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: May 4, 2010	PENN NATIONAL GAMING, INC.

	By:	/s/ Robert S. Ippolito
Robert S. Ippolito
Vice President, Secretary and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement entered into on April 28, 2010 by and between the Company and Peter M. Carlino.